AMENDMENT TO 1998 RIGHTS AGREEMENT


            Amendment Number Three, dated as of October 25, 1999, to the Rights Agreement, dated as of January 28, 1998 (the "Rights Agreement"), between ASARCO Incorporated, a New Jersey corporation (the "Company"), and The Bank of New York, as Rights Agent (the "Rights Agent").

            WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

            WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement;

            WHEREAS, the Company proposes to enter into the Agreement and Plan of Merger, dated as of October 25, 1999 (the "Grupo Mexico Merger Agreement"), among Grupo Mexico, S.A. de C.V., ASMEX Corporation and the Company;

            WHEREAS, the Board of Directors of the Company deems it advisable and in the best interest of its shareholders to amend the Rights Agreement to enable the Company to enter into the Grupo Mexico Merger Agreement and consummate the transactions contemplated thereby without causing the Rights to become exercisable.

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

            Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

            Section 2. Amendments to Rights Agreement. The Rights Agreement is hereby amended as set forth in this Section 2.

                  (a) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

            "Notwithstanding anything in this Agreement to the contrary, none of Grupo Mexico, S.A. de C.V., ASMEX Corporation or any Subsidiary of either shall be deemed an Acquiring Person solely by reason or as a result of the execution or delivery of the Grupo Mexico Merger Agreement, the Grupo Mexico Offer or the consummation of the Grupo Mexico Offer or the Grupo Mexico Merger or any other transaction contemplated by the Grupo Mexico Merger Agreement."

                  (b) The definition of "Stock Acquisition Date" in Section 1 of the Rights Agreement is hereby amended by adding the following sentence to the end of paragraph (l) of Section 1:

            "A Stock Acquisition Date shall not occur as a result of the execution or delivery of the Grupo Mexico Merger Agreement, the Grupo Mexico Offer or the consummation of the Grupo Mexico Offer, the Grupo Mexico Merger or any other transaction contemplated by the Grupo Mexico Merger Agreement"

                  (c) Section 3 of the Rights Agreement is hereby amended by adding the following sentence at the end of the paragraph (a) in
      Section 3:

            "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of the execution or delivery of the Grupo Mexico Merger Agreement, the Grupo Mexico Offer, or the consummation of the Grupo Mexico Offer, the Grupo Mexico Merger or any other transaction contemplated by the Grupo Mexico Merger Agreement."

                  (d) Section 7 of the Rights Agreement is hereby amended by deleting in its entirety clause (ii) to paragraph (a) in Section 7 and inserting in lieu thereof the following new clause (ii) to paragraph (a) in Section 7:

            ", (ii) the Effective Time (as such term is defined in the Grupo Mexico Merger Agreement)

                  (e) The following definitions are hereby added to Section 1 of the Rights Agreement in the appropriate alphabetical order:

            ""Grupo Mexico Merger" means the merger of ASMEX Corporation with and into the Company upon the terms and conditions set forth in the Grupo Mexico Merger Agreement."

            ""Grupo Mexico Merger Agreement" means the Agreement and Plan of Merger, dated as of October 25, 1999, among Grupo Mexico, S.A. de C.V., ASMEX Corporation and the Company."

            ""Grupo Mexico Offer" means the tender offer to acquire all of the issued and outstanding shares of Common Stock on the terms and conditions set forth in the Grupo Mexico Merger Agreement."

            Section 6.  Miscellaneous.
                        -------------

                  (a) The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

                  (b) The foregoing amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  (c) This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all for which together shall constitute one and the same instrument.

                  (d) This Amendment shall be deemed to be a contract made under the laws of the State of New Jersey and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.


            IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number Three to be duly executed and attested, all as of the day and year first above written.


                                    ASARCO INCORPORATED


                                    By:  /s/ Francis R. McAllister
                                        ------------------------------
                                        Name: Francis R. McAllister
                                        Title: Chairman of the Board



                                    THE BANK OF NEW YORK


                                    By: /s/ Joe Varga
                                        ------------------------------
                                        Name:  Joe Varga
                                        Title: Vice President